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                                                                   EXHIBIT 10.25


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT ("Agreement") is made and entered into as of this 31st day of December, 2000, by and between PATRICK WEST, an individual resident of the State of Nevada ("Employee"), and INNOTRAC CORPORATION, a Georgia corporation (the "Employer").

                                   WITNESSETH:

         WHEREAS, UDS, a Nevada corporation (the "Company"), the Employee, Daniel Reeves, the Estate of John L. West, and the Employer entered into an Agreement and Plan of Merger, dated December 8th, 2000 (the "Merger
Agreement"), pursuant to which the Employer has agreed, subject to certain terms and conditions, to purchase all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, the Company will be merged with and into the Employer simultaneously with the consummation of the transactions contemplated by the Merger Agreement;

         WHEREAS, the Employee is a key employee of the Company; and

         WHEREAS, the Employer desires to employ the Employee upon the consummation of the transactions contemplated by the Merger Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       EMPLOYMENT.

         Subject to the terms hereof, the Employer hereby employs the Employee commencing upon the consummation of the transactions contemplated by the Merger Agreement (the date of such consummation being hereinafter referred to as the "Effective Date"), and the Employee hereby accepts such employment as of the Effective Date. Employee will serve as the Chief Executive Officer of the UDS Division of the Employer and shall have such responsibilities, duties and authority as set forth on Exhibit A, hereto (the "Position"). Employee agrees to devote his full business time and best efforts to the performance of the duties relating to the Position. Employee warrants that Employee is not under any obligation, contractual or otherwise, limiting or affecting Employee's ability or right to perform freely services for the Employer.

2.       TERM OF EMPLOYMENT.

         The initial term of Employee's employment (the "Initial Term") shall be from the Effective Date until the earlier of (a) the third (3rd) anniversary of the Effective Date or (b) the occurrence of any of the following events:
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                  (i)      The death or total disability of Employee (total
         disability meaning the failure to fully perform his normal required services hereunder for a period of three (3) months during any consecutive twelve (12) month period during the term hereof, as determined in good faith by the Board of Directors of the Employer ("Board of Directors"), by reason of mental or physical disability);

                  (ii) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for "good cause", as determined in good faith by the Board of Directors. For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (B) if the Employee has engaged in a dishonest act or in conduct or activities materially damaging to the property, business, or reputation of the Employer or an affiliate of the Employer, (C) if Employee violates any policy of the Employer including, without limitation, any equal employment opportunity policy or harassment policy, (D) if Employee fails to comply with the terms of this Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again fails to comply with the terms of this Agreement by reason of the same such failure,
         (E) if Employee violates any of the provisions contained in Section 4 of this Agreement, or (F) if Employee tests positive for illegal drugs; or

                  (iii) The termination of this Agreement by either party upon at least ninety (90) days prior written notice;

This Agreement may be extended for additional consecutive one-year periods ("Renewal Periods") by written agreement of the parties hereto at least 90 days prior to the expiration of the Initial Term or any Renewal Period. The Initial Term and any Renewal Periods are hereinafter referred to collectively as the "Term".

3.       COMPENSATION AND BENEFITS.

         3.1 Compensation During Term of Employment. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder:

                  (a) Salary. Employee will be paid a salary (the "Salary") of no less than One Hundred Twenty-Five Thousand Dollars ($125,000) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal bi-weekly installments (or on such other basis as other executives of Employer are compensated). The Salary shall be reviewed by the Board of Directors of Employer on at least an annual basis.

                  (b) Bonus. During the 3-year Initial Term of this Agreement (during which time the Employee may be entitled to "Earnout Payments" under the Merger Agreement), no additional bonus shall be payable from the Employer. For fiscal years of the Employer following the end of the Initial Term, the Employee shall be entitled to an incentive bonus of up


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to ______ percent (___%) of Salary based on satisfaction of the performance criteria established by the Employer.

                  (c) Vacation. Employee shall be entitled to four (4) weeks of vacation per calendar year during the term of this Agreement, in accordance with the Employer's vacation pay policy. Any unused vacation days in any calendar year may not be carried over to subsequent years.

                  (d) Expenses. Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee at the request of or on behalf of Employer in accordance with and subject to the Employee's compliance with expense approval and reimbursement policies and procedures in effect from time to time.

                  (e) Benefit Plans. Employee may participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as pension and profit sharing plans) as the Employer maintains from time to time for the benefit of other similarly situated employees of Employer, on the terms and subject to the conditions set forth in such plans.

                  (f) Stock Options. At the first regular meeting of the Board of Directors after the Effective Date, Employer will grant the Employee options to purchase 50,000 shares of common stock of the Employer at a price equal to the fair market value of such shares on the date of grant, subject to the terms and conditions set forth in a separate option agreement and subject to the terms and conditions of the stock option plan. Except as otherwise provided in the option agreement or option plan, 50% of the options will vest on the 2nd anniversary of the date of grant, and an additional 25% of the options will vest on the 3rd and the 4th anniversaries of the date of grant provided the Employee remains employed by the Employer on such dates.

         3.2      Effect of Termination.

                  (a) Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder.

                  (b) If Employee's employment hereunder is terminated by Employer pursuant to Section 2(b)(iii) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) for a six-month period (on the same basis as if Employee continued to serve as an employee hereunder for such applicable period).

4.       RESTRICTIVE COVENANTS.

         4.1 Definitions. For the purposes of this Section 4, the following definitions shall apply:

                  (a) "Company Activities" means the business of teleservices, fulfillment services, e-commerce fulfillment and e-commerce return services as well as other similar


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services that the Employer or its subsidiaries or the UDS Division of the
Employer is involved in at the date of this agreement, but specifically excluding software development and e-commerce consulting services.

                  (b) "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Company Activities.

                  (c) "Competitive Position" means (i) the direct or indirect ownership or control of the equity or operations of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Employee will serve such Competitor in any managerial capacity.

                  (d) "Confidential Information" means any confidential, proprietary business information or data belonging to or pertaining to Employer that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Employer's customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer.

                  (e) "Customer" means actual customers or actively sought prospective customers of Employer during the Term.

                  (f) "Noncompete Period" or "Nonsolicitation Period" means the period beginning on the Effective Date and ending on the second anniversary of the termination of Employee's employment with Employer.

                  (g) "Territory" means the area within a thirty-five (35) mile radius of the office of Employer located at 4910 Longley Lane, Suite 101, Reno, Nevada 89502.

                  (h) "Trade Secrets" means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

         4.2      Trade Name and Confidential Information.

                  (a) Employee hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Noncompete Period and all times during which such item continues to constitute a Trade Secret under applicable law; and (ii) with regard to any Confidential Information, during the Noncompete Period:

                           (i) Employee shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control


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         of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name similar thereto, without the prior written consent of Employer;

                           (ii) Employee shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of Employer; and

                           (iii) Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist Employer, to the extent necessary, in the procurement or any protection of Employer's rights to or in any of the Trade Secrets or Confidential Information.

         4.3      Noncompetition.

                  (a) The parties hereto acknowledge that Employee is conducting Company Activities throughout the Territory. Employee acknowledges that to protect adequately the interest of Employer in the business of Employer it is essential that any noncompete covenant with respect thereto cover all Company Activities within the entire Territory.

                  (b) Employee hereby agrees that, during the Noncompete Period, Employee will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position.

                  Nothing contained in this Section 4 shall prohibit Employee from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

                  (c) Employer agrees that Employee shall not be subject to the provision of this Section 4.3 in the event Employee is terminated by Employer pursuant to Section 2(iii).

         4.4 Nonsolicitation of Customers. Employee hereby agrees that Employee will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term; provided, however, that following the end of the Term, the covenant in this clause shall limit Employee's conduct only with respect to those Customers with whom Employee had substantial contact (through direct or supervisory interaction with the Customer or the Customer's account) during a period of time up to but no greater than two (2) years prior to the last day of the Term.

         4.5 Nonsolicitation of Employees. Employee hereby agrees that during the Nonsolicitation Period, Employee will not, whether voluntarily or involuntarily, act in any way with the purpose or effect of soliciting, recruiting, or encouraging, directly or indirectly, any


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person, with the exception of Laura West, who is or was an employee of the
Employer or its affiliates at any time during the one-year period prior to Employee's termination of employment, to leave the employ of the Employer or its affiliates.

         4.6 Works. Employee acknowledges that Employee's work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (collectively, "Works") are within the scope of Employee's employment and part of Employee's duties, responsibilities or assignment. Employee's work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, Employer, and all such work and contributions, together with the Works, are and at all times shall be regarded, as "work made for hire" as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Employee assigns, grants, and delivers exclusively to Employer all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee will execute and deliver to Employer, its successors and assigns, any assignments and documents Employer requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Employee constitutes and appoints Employer as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

         4.7 Inventions and Ideas. Employee shall disclose promptly to Employer, and only to Employer, any invention or idea of Employee (developed alone or with others) conceived or made during Employee's employment by Employer or within six months of his termination of employment with the Employer. Employee assigns to Employer any such invention or idea in any way connected with Employee's employment or related to Employer's business, research or development, or demonstrably anticipated research or development, and will cooperate with Employer and sign all papers deemed necessary by Employer to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm Employer's exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Employer as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Employer's written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Employer was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the business of the Employer, or (ii) to the Employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Employer.

         4.8 Non-Disparagement. Employee shall not at any time make false, misleading or disparaging statements about the Employer, its products, services, management, employees or customers.

5.       MISCELLANEOUS.

         5.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer, whether related


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to this Agreement or otherwise, shall not constitute a defense to enforcement by
Employer of this Agreement. Rights and restrictions in this Agreement may be exercised and are applicable only to the extent they do not violate any applicable laws, and are intended to be limited to the extent necessary so they will not render this Agreement illegal, invalid, or unenforceable. If any term shall be held illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. This Agreement does not in any way limit the Employer's rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), which are in addition to rights under this Agreement.

         5.2 Survival of Obligations. The covenants and provisions in Sections 4 and 5 of this Agreement shall survive termination of this Agreement and the termination of Employee's employment, regardless of who causes the termination and under what circumstances.

         5.3 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at the following address or facsimile number:

                  EMPLOYER

                  Innotrac Corporation
                  6655 Sugarloaf Parkway
                  Duluth, GA 30097
                  Attention: Mr. Scott Dorfman
                             Chief Executive Officer
                  Telephone No.: (678) 584-4000
                  Facsimile No.: (678) 584-8978

                  EMPLOYEE

                  Mr. Patrick West

                  -----------------------

                  -----------------------
                  Telephone No.:
                                 --------------------
                  Facsimile No.:
                                 --------------------

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 5.3 on the date of such facsimile), or 5 days after mailing (if given or made by mail), and in proving the same it shall be sufficient to show that the envelope containing such notice or communication was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed as provided above.

         5.4 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a wavier or relinquishment of any right granted in this Agreement or the future


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performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         5.5 Binding Effect. This Agreement inures to the benefit of, and is binding upon, Employer and their respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

         5.6 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

         5.7 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Nevada. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

         5.8 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.9 Specific Performance. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

         5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Genuine signatures transmitted by telecopier shall be binding, provided that original signatures follow promptly.

         5.11 Public Announcement. Neither party shall disclose that this Agreement has been executed until such time as both parties mutually agree to such disclosure.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                  INNOTRAC CORPORATION



                                  By:  /s/ David L. Ellin
                                       -----------------------------------------
                                       David L. Ellin
                                       Senior Vice President and Chief Operating
                                       Officer

                                  EMPLOYEE



                                  /s/ Patrick West
                                  ----------------------------------------------
                                  Patrick West


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                                    EXHIBIT A

                                  The Position


PLANNING

         - Develop and execute overall UDS Division business plan to be presented to an approved by corporate management of the Employer
         - Monitor performance relative to goals and objectives of the UDS Division
         - Advise Employer corporate management of variances; recommend corrective action and/or alternate plans for UDS Division
         -        Review daily and monthly operational goals of UDS Division

FINANCIAL

         - Develop UDS Division operating budget to be approved by Employer corporate management
         -        Monitor UDS Division financial and accounting staff
         - Review UDS Division monthly and annual financial reports and budgets with Employer corporate management
         - Direct UDS Division financial and accounting staff to make adjustments/corrections

COST AND QUALITY CONTROL

         - Ensure all established cost, quality, and delivery commitments of UDS Division are met

BUSINESS DEVELOPMENT MANAGEMENT

         - Monitor key relationships with UDS Division equipment providers, contractors, vendors, and consultants
         - Advise and assist Chief Executive Officer of Employer with relationship planning and communications
         - Review with Employer Business Development team new clients and prospects
         -        Set strategies and goals for business development for UDS
                  Division

SYSTEMS AND PROCEDURES

         - Develop goals for updated systems, procedures and reporting methods
         -        Review, publish and update the UDS Division operations manual
         - Monitor existing UDS Division operational systems; identify the need for changes Develop, recommend and implement improvements to existing systems of UDS Division

HUMAN RESOURCES

         - Identify staffing needs and recommend staff changes/additions for UDS Division
         -        Implement and/or supervise employee recruitment for UDS
                  Division
         -        Ensure training of all UDS Division assigned employees
         - Make UDS Division management and director level staffing decisions


                                      A-1